UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2009

Bank of Marin Bancorp
(Exact name of Registrant as specified in its charter)

California	001-33572	20-8859754
(State or other jurisdiction of incorporation)	(File number)	(I.R.S. Employer Identification No.)

504 Redwood Blvd., Suite 100, Novato, CA	94947
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 763-4520

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2009, Bank of Marin Bancorp and Bank of Marin entered into an employment agreement with their President and Chief Executive Officer, Russell A. Colombo. The agreement has a two-year term and renews annually unless a party gives written notice to the other within certain time periods. The agreement establishes a base salary in 2009 of $281,036 and allows for an annual adjustment upon review. The agreement also provides for eligibility for an annual incentive payment of up to 50% of base salary based on performance as determined by the board of directors in its sole discretion. The agreement also provides for an automobile allowance and reimbursement of certain expenses.  If the agreement were terminated without cause, Mr. Colombo would receive severance pay equal to one year’s annual base salary in effect at the date of termination plus a pro-rata bonus through the date of termination calculated in accordance with the terms of the agreement.

The employment agreement does not supersede the change in control agreement entered into between Bank of Marin and Mr. Colombo in 2007.  Both the employment agreement and the change in control agreement provide for “cut back” provisions in the event that benefits would constitute excess “parachute payments” for purposes of the Internal Revenue Code.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number	Description
10.1	Employment Agreement dated January 23, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2009		BANK OF MARIN BANCORP

	by:	/s/ Christina J. Cook

Christina J. Cook
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Pages No.

10.1	Employment Agreement dated January 23, 2009	1-14